February 26, 2018
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for ClearBridge Variable Large Cap Growth Portfolio, ClearBridge Variable Mid Cap Portfolio, ClearBridge Variable Appreciation Portfolio, ClearBridge Variable Dividend Strategy Portfolio, ClearBridge Variable Large Cap Value Portfolio, ClearBridge Variable Small Cap Growth Portfolio, ClearBridge Variable Aggressive Growth Portfolio, QS Variable Growth, QS Variable Moderate Growth, QS Variable Conservative Growth, and QS Dynamic Multi-Strategy VIT Portfolio (the "Portfolios"), each a series of Legg Mason Partners Variable Equity Trust, (File No. 811-21128) and, under the date of February 16, 2017 for ClearBridge Variable Large Cap Growth Portfolio, ClearBridge Variable Mid Cap Portfolio, ClearBridge Variable Appreciation Portfolio, ClearBridge Variable Dividend Strategy Portfolio, ClearBridge Variable Large Cap Value Portfolio, and ClearBridge Variable Small Cap Growth Portfolio and February 15, 2017 for ClearBridge Variable Aggressive Growth Portfolio, QS Variable Growth, QS Variable Moderate Growth, QS Variable Conservative Growth, and QS Dynamic Multi-Strategy VIT Portfolio, we reported on the financial statements of the Portfolios as of and for the year ended December 31, 2016. On August 14, 2017 we resigned at the request of the Portfolios. We have read the Portfolios' statements included under Item 77K of their Form N-SAR dated February 22, 2018, and we agree with such statements, except that we are not in a position to agree or disagree with the Portfolios' statement that the change was approved by the Board of Trustees and we are not in a position to agree or disagree with the Portfolios' statements that PricewaterhouseCoopers LLP were not consulted regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Portfolios' financial statements.
Very truly yours,
/s/ KPMG LLP